Execution Version

SECOND AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

This SECOND AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made as of this 28th day of September, 2023, by and between VALIC COMPANY I, a Maryland corporation (the “Fund”), and SUNAMERICA ASSET MANAGEMENT, LLC (the “Administrator”), a Delaware limited liability company.

WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund is authorized to create separate series, each with its own separate investment portfolio; and

WHEREAS, the Administrator and the Fund entered into that certain Administrative Services Agreement dated October 1, 2001 (the “Original Agreement”); and

WHEREAS, the Administrator and the Fund amended and restated the Original Agreement on October 30, 2007 (the “Amended and Restated Agreement”); and

WHEREAS, the Administrator and the Fund wish to enter into this Agreement for the purpose of amending and restating the Amended and Restated Agreement; and

WHEREAS, the Fund desires the Administrator to provide, and the Administrator is willing to provide, administrative services to such portfolios of the Fund as the Fund and the Administrator may agree (“Portfolios”), as listed on Schedule I attached hereto, as amended from time to time (the “Schedule”), and made a part of this Agreement, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

ARTICLE 1. Retention of the Administrator. The Fund hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the administrative services as set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Fund, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios’ operations. All services provided hereunder shall be in conformity with the Articles of Incorporation, Bylaws, resolutions and other instructions of the Board of Directors (the “Board” and the members of which are referred to as “Directors”) and the current prospectus(es) and statement(s) of additional information of the Fund. The Administrator agrees to furnish the services set forth herein in return for the compensation provided in Article 4 of this Agreement. The Administrator shall provide the Directors of the Fund with such reports regarding investment performance and compliance with investment policies and applicable laws, rules and regulations as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities, except with respect to the Portfolios’ compliance with investment objective and policies.

The Administrator or its appointed service provider shall provide the Directors with administrative services, regulatory reporting, fund accounting and related portfolio accounting services as set forth on Schedule II of this Agreement, all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders’ and Fund meetings) for handling the affairs of the Portfolios and such other services as the Fund may, from time to time, reasonably request and the Administrator shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, the Administrator shall make reports to the Fund concerning the performance of its obligations hereunder.

Without limiting the generality of the foregoing, the Administrator or its appointed service provider shall:

(A)

calculate contractual Fund expenses and control all disbursements for the Fund, and as appropriate compute the Fund yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

(B)	assist Fund counsel with the preparation of prospectuses, statements of additional information, registration statements, and proxy materials;

(C)

develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Fund shareholders, and supervise and facilitate the solicitation of proxies solicited by the Fund for all shareholder meetings, including tabulation process for shareholder meetings;

(D)

coordinate with internal and external Fund counsel the preparation and administration of contracts on behalf of the Fund with, among others, the Fund investment adviser, distributor, custodian, and transfer agent;

(E)

maintain the Fund general ledger and prepare the Fund financial statements, including expense accruals and payments, determine the net asset value of the Fund assets and of the Fund shares, and supervise the Fund transfer agent with respect to the payment of dividends and other distributions to shareholders;

(F)	calculate performance data of the Fund and its Portfolios for dissemination to information services covering the investment company industry;

(G)	coordinate and supervise the preparation and filing of the Fund tax returns;

(H)	at the request of the Fund, examine and review the operations and performance of the various organizations providing services to the Fund or any Portfolio of the Fund, and report to the Fund;

(I)	assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Fund semi-annual and annual reports to shareholders;

(J)	provide internal legal, compliance and administrative services as requested by the Fund from time to time;

(K)	assist with the design, development, and operation of the Fund, including new portfolio and class investment objectives, policies and structure;

(L)

provide individuals acceptable to the Fund for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund affairs as determined by the Fund;

(M)	advise the Fund and its Directors on matters concerning the Fund and its affairs;

(N)

obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as bonds and policies are approved by the Board;

(O)	monitor and advise the Fund and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

(P)

perform all administrative services and functions of the Fund and each Portfolio to the extent administrative services and functions are not provided to the Fund or such Portfolio pursuant to the Fund or such Portfolio’s investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

(P)	furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Fund and the Administrator shall determine desirable; and

(Q)	prepare and file with the Securities and Exchange Commission (the “SEC”) the annual report for the Fund on Form N-CEN and all required notices pursuant to Rule 24f-2.

Also, the Administrator will perform other services for the Fund as agreed from time to time, including, but not limited to, mailing the annual reports of the Portfolios and mailing notices of shareholders’ meetings, proxies and proxy statements, all of which the Fund will pay the Administrator’s out-of-pocket expenses.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund request.

ARTICLE 3. Allocation of Charges and Expenses.

(A)

The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Fund as well as all Directors of the Fund who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Fund to perform services on behalf of the Fund.

(B)

The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of pricing services, the costs of custodial and transfer agency services, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the investment adviser to the Fund or any affiliated corporation of the Administrator or the investment adviser, the costs of Fund meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers and the distributor of the Fund.

ARTICLE 4. Compensation of the Administrator.

(A)

Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Fund shall pay to the Administrator the fees and out-of-pocket expenses specified in the attached Schedule I.

If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator’s compensation for the preceding month shall be made promptly.

(B)	Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term “Administrator” shall include directors, officers, employees and other agents of the Administrator as well as that corporation itself.)

So long as the Administrator, or its agents, acts in good faith and with due diligence the Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly from any action which the Administrator takes or does not take (i) at the request, on the direction of or in reliance on the advice of the Fund pursuant to this Agreement or (ii) upon oral or written instructions. The indemnity provision set forth herein shall survive the termination of this Agreement.

The Administrator may apply to the Fund at any time for instructions and may consult counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator’s duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with the written opinion of such counsel, accountants or other experts.

Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Fund until receipt of written notice thereof from the Fund.

ARTICLE 6. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present or potential shareholders and relative to the adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

ARTICLE 7. Compliance With Governmental Rules and Regulations. The Administrator undertakes to comply with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

ARTICLE 8. Duration and Termination of this Agreement. This Agreement shall become effective on the date set forth above and shall remain in effect for an initial term of two (2) years, unless sooner terminated as provided herein. Thereafter, unless sooner terminated, this Agreement shall continue in effect from year to year provided such continuance is specifically approved at least annually by the Board. This Agreement is terminable without penalty, by the Board or by the Administrator, on not less than sixty (60) days’ written notice. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party; provided, however, that the Administrator may in its own discretion and without limitation or prior consent of the Fund, whenever and on such terms and conditions as it deems necessary or appropriate enter into subcontracts, agreements and understandings with third parties; provided, that such subcontract, agreement or understanding shall not discharge the Administrator from obligations hereunder or delegation of duties to another third party. A change of control of either party shall not constitute an assignment of this Agreement.

This Agreement shall not be assignable by the Administrator, without the prior written consent of the Fund, except to an entity that is controlled by, or under common control with, the Administrator.

Upon termination of this Agreement, the Administrator shall use its best efforts to assist in the transfer of its responsibilities hereunder to any successor administrator without additional compensation (it being understood that they would be reimbursed for their reasonable out-of-pocket expenses).

ARTICLE 9. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 10. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 3la-1 and 3la-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

ARTICLE 11. Definitions of Certain Terms. The term “affiliated person,” when used in this Agreement, shall have the respective meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC.

ARTICLE 12. Notice. All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this section, and shall be deemed to have been properly given when delivered or mailed by electronic mail, by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service.

If to the Fund: VALIC Company I Attention: President 2919 Allen Parkway Houston, TX 77019	If to the Administrator: SunAmerica Asset Management, LLC Attention: General Counsel 30 Hudson Street, 16th Floor Jersey City, New Jersey 07302

ARTICLE 13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 14. Multiple Originals. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

ARTICLE 15. Limitation of Liability. The Administrator agrees that the obligations pursuant to this Agreement of a particular Portfolio and of the Fund with respect to that Portfolio shall be limited solely to the assets of that Portfolio, and the Administrator shall not seek satisfaction of any such obligation from any other Portfolio, the shareholders of any Portfolio, the Fund, officers, employees or agents of the Fund, or any of them.

ARTICLE 16. Binding Agreement. This Agreement, and the rights and obligations of the parties and the Portfolios hereunder, shall be binding on, and inure to the benefit of, the parties and the Portfolios and the respective successors and assigns of each of them.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

VALIC COMPANY I

By:	/s/ Thomas M. Ward
Name: Thomas M. Ward
Title: Vice President

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

Schedule I

Fund Administration and Compliance

Annual Fee Schedule

VALIC Company I

• Aggressive Growth Lifestyle Fund	• International Socially Responsible Fund
• Asset Allocation Fund	• International Value Fund
• Capital Appreciation Fund	• Large Capital Growth Fund
• Conservative Growth Lifestyle Fund	• Mid Cap Index Fund
• Core Bond Fund	• Mid Cap Strategic Growth Fund
• Dividend Value Fund	• Mid Cap Value Fund
• Dynamic Allocation Fund*	• Moderate Growth Lifestyle Fund
• Emerging Economies Fund	• Nasdaq-100® Index Fund
• Global Real Estate Fund	• Science & Technology Fund
• Global Strategy Fund	• Small Cap Growth Fund
• Government Securities Fund	• Small Cap Index Fund
• Growth Fund	• Small Cap Special Values Fund
• High Yield Bond Fund	• Small Cap Value Fund
• Inflation Protected Fund	• Stock Index Fund
• International Equities Index Fund	• Systematic Core Fund
• International Government Bond Fund	• Systematic Growth Fund
• International Growth Fund	• Systematic Value Fund
• International Opportunities Fund	• U.S. Socially Responsible Fund

Annual fee of 6 basis points based upon each Fund’s average daily net assets, plus the following Accounting Basis Point Fee:

Accounting Basis Point Fee (Fund complex)†
Net Assets Per Fund	Basis Points
First $25 Billion	0.61
Next $75 Billion	0.70
Excess	0.50

†

Accounting Basis Point Fee is calculated based upon all assets in all registered management investment companies managed and/or administered by the Administrator and The Variable Annuity Life Insurance Company, other than “Funds-of-Funds” and “Feeder Funds.”

*	The Dynamic Allocation Fund shall pay SunAmerica Asset Management, LLC an Accounting Basis Point Fee solely with respect the Overlay Component and no fee with respect to the Fund-of-Funds Component.

Fees are billed monthly.

Schedule II

Accounting Services

The Administrator or appointed service provider will perform the following accounting functions:

(i)	Journalize each Portfolio’s investment, capital share and income and expense activities;

(ii)	Receive duplicate investment buy/sell trade tickets and receivable trades with the Fund custodian;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of each Portfolio with the custodian, and prepare the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required;

(vii)	Post to and prepare each Portfolio’s statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify Fund management of any proposed adjustments;

(x)	Control all disbursements from each Portfolio and authorize such disbursements upon Written Instruction;

(xi)	Calculate capital gains and losses;

(xii)	Determine each Portfolio’s net income;

(xiii)

Obtain security market quotes from independent pricing services approved by the Fund, or if such quotes are unavailable, then obtain such prices from the management of the Fund, and in either case calculate the market value of each Portfolio’s investments;

(xiv)	Transit or mail a copy of the daily portfolio valuation to each Portfolio’s investment advisor;

(xv)	Compute the net asset value of each Portfolio;

(xvi)	As appropriate, compute the yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

(xvii)	Prepare a monthly financial statement, which will include the following items:

Schedule of Investments

Statement of Assets and Liabilities

Statement of Operations

Statement of Change in Net Assets

Cash Statement

Schedule of Capital Gains and Losses

S-2